Prospectus Supplement No. 6 (to Prospectus dated July 26, 2016)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-211949

OFFERING PROSPECTUS

2,083,336 Shares of Common Stock

This prospectus supplement updates and supplements the prospectus dated July 26, 2016 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-211949) (the “Registration Statement”). This prospectus supplement is being filed to update and supplement the information in the Prospectus, with the information contained in our Current Reports on Form 8-K, filed with the Securities and Exchange Commission (the “Commission”) on January 6, 2017, January 18, 2017 and January 20, 2017 (the “Current Reports”). Accordingly, we have attached the Current Reports to this prospectus supplement.

This prospectus supplement relates to the offer and sale of 2,083,336 shares of our common stock, par value $0.001 per share, by the existing holders of the securities named in the Prospectus.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement updates and supplements the information in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock is quoted on the New York Stock Exchange under the trading symbol “KDMN.” On January 20, 2017, the last reported sale price of our common stock was $4.96 per share.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 10 of the Prospectus and beginning on page 53 of the Quarterly Report on Form 10-Q filed with the Commission on November 9, 2016, and under similar headings in any further amendments or supplements to the Prospectus before you decide whether to invest in our securities.

Neither the Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 23, 2017.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 6, 2017

Kadmon Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37841	27-3576929
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

450 East 29th Street New York, NY		10016
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (212) 308-6000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

.02
ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 6, 2017, Kadmon Holdings, Inc. (the “Company”) and Zhenping Zhu, M.D., Ph.D., the Company’s Executive Vice President, Biologics,  agreed that, effective immediately, his employment with the Company will terminate.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kadmon Holdings, Inc.

Date: January 6, 2017	/s/ Konstantin Poukalov
Konstantin Poukalov
Executive Vice President, Chief Financial Officer

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 18, 2017 (January 13, 2017)

Kadmon Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37841	27-3576929
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

450 East 29th Street New York, NY		10016
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (212) 308-6000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

.02
ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 13, 2017, Andrew B. Cohen resigned as director of Kadmon Holdings, Inc. (the “Company”). Mr. Cohen’s resignation from the Company’s Board of Directors (the “Board”) did not result from any disagreement with the Company on any matters relating to the Company’s operations, policies or practices.

On January 17, 2017, Steven Meehan was appointed to the Company’s Board, effective immediately. Mr. Meehan brings to the Board over 25 years of investment banking experience. He was formerly a Partner in the Healthcare Group of Moelis & Company leading the effort in Life Sciences and Advanced Diagnostics. Additionally, he was previously the Head of Life Sciences within the Global Healthcare Group in the New York office of UBS Investment Bank (UBS). Mr. Meehan was also part of the team that formed the Healthcare Group at UBS in 1999. During his tenure at UBS, he was Chief Executive Officer of UBS Russia and CIS across all businesses including securities, banking and wealth management. He was also a member of the UBS Group EMEA Management Committee. During his investment banking career he also held senior roles in M&A, leveraged finance and capital markets at Salomon Smith Barney, NatWest Securities and Drexel Burnham Lambert.

Mr. Meehan will serve as a member of the Board's Audit Committee. There are no family relationships between Mr. Meehan and any director or other executive officer of the Company nor are there any transactions between Mr. Meehan or any member of his immediate family and the Company or any of its subsidiaries that would be reportable as a related party transaction under the rules of the United States Securities and Exchange Commission. Further, there is no arrangement or understanding between Mr. Meehan and any other persons or entities pursuant to which Mr. Meehan was appointed as a director of the Company.

Upon his appointment to the Board, Mr. Meehan became entitled to the Company's non-employee director compensation. As such, Mr. Meehan is entitled to receive $5,000 for each scheduled Board meeting and $2,500 for each scheduled Audit Committee meeting. Mr. Meehan will also be entitled to receive reimbursement of his reasonable travel expenses incurred in connection with his attendance at Board and committee meetings. In addition, non-employee directors of the Company are entitled to receive an annual equity grant of 25,000 options under the Company’s 2016 Equity Incentive Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kadmon Holdings, Inc.

Date: January 18, 2017	/s/ Konstantin Poukalov
Konstantin Poukalov
Executive Vice President, Chief Financial Officer

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 20, 2017

Kadmon Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37841	27-3576929
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

450 East 29th Street New York, NY		10016
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (212) 308-6000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

.02
ITEM 8.01	Other Events.

On January 20, 2017, Kadmon Holdings, Inc. announced that its 2017 Annual Meeting of Stockholders will be held on Thursday, June 29, 2017 at its offices located at 450 East 29th Street, New York, New York 10016. The meeting will be Kadmon Holdings, Inc.’s first annual meeting since becoming a public company in July 2016.

The deadline for the receipt of any qualified stockholder proposals including for a nomination of directors submitted pursuant to Rule 14a-8 under the Exchange Act shall be not later than February 20, 2017 (which the Company believes is a reasonable time before it begins to print and distribute its proxy materials).

Additionally, stockholders who intend to present a stockholder proposal (including for a nomination of directors) at the 2017 Annual Meeting of Stockholders not intended to be included in the proxy materials must provide the Secretary of the Company with written notice of the proposal no later than the close of business on March 31, 2017.

Stockholder proposals must be received by the Secretary of the Company at 450 East 29th Street, New York, New York 10016. All proposals must comply with applicable Delaware law, the rules and regulations promulgated by the Securities and Exchange Commission and the procedures set forth in the Company’s bylaws.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kadmon Holdings, Inc.

Date: January 20, 2017	/s/ Konstantin Poukalov
Konstantin Poukalov
Executive Vice President, Chief Financial Officer